EXHIBIT 10(n)


                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (this "Agreement") dated as of April 7, 1997 among Regent National Bank, a national banking association located at 1430 Walnut Street, Philadelphia, Pennsylvania 19102 (the "Bank"), Regent Bancshares Corp., a New Jersey corporation having its principal place of business at 1430 Walnut Street, Philadelphia, Pennsylvania 19102 ("Regent") and Robert B. Goldstein, an individual residing at 2 Canterbury Close, Westport, Connecticut 06880 (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Bank is a wholly owned subsidiary of Regent;

     WHEREAS, the Bank and Regent (collectively, the "Employers") desire to employ the Executive, and the Executive desires to be employed by the Employers, all in accordance with the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive's employment by the Employers;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. Employment and Term. (a) Effective on the later of April 14, 1997 or the date of receipt of all approvals (or the waiver thereof) required for the Executive's assumption of the Position (as hereinafter defined) pursuant to
Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and, unless waived by the Executive, required under applicable federal banking regulations in order for the Employers to make the payments provided for in paragraphs 1 through 3 hereof (the "Effective Date"), (i) the Bank shall employ the Executive, and the Executive shall be employed by the Bank, as the Chairman of the Board and Chief Executive Officer of the Bank and (ii) Regent shall employ the Executive, and the Executive shall be employed by Regent, as the President and Chief Executive Officer of Regent (with all such positions described in clauses (i) and (ii) hereof being collectively referred to herein as the "Position"), in accordance with the terms and subject to the conditions set forth herein for a term (the "Initial Term") which shall commence on the Effective Date and, subject to paragraphs 1(b), 1(c) and 1(d) hereof, shall terminate, notwithstanding the provisions of paragraph 1(e)(i) hereof, on the third anniversary of the Effective Date, provided that, if the Effective Date shall not have occurred by June 30, 1997, this Agreement shall terminate as of June 30, 1997. Regent and the Bank shall be jointly and severally liable to the Executive with respect to (i) all liabilities of the Bank to the Executive hereunder and (ii) all liabilities of Regent to the Executive hereunder; provided, however, that Regent shall not be responsible for any liability of the Bank to the Executive to the extent that such liability has been discharged by the Bank, and the Bank shall not be responsible for any liability of Regent to the Executive to the extent that such liability has been discharged by Regent.

        (b) Unless written notice in accordance with this paragraph 1 terminating the Executive's employment hereunder is given by either the Employers or the Executive not less than 90 days in advance of the termination date of this Agreement, this Agreement shall be automatically extended for successive terms of one year (each, a "Renewal Term"). The Initial Term and each Renewal Term are collectively referred to herein as the "Term," and, unless otherwise provided herein or agreed by the parties hereto, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

        (c) Notwithstanding paragraph 1(b) hereof, the Employers, by action of their Boards of Directors (the "Boards") and effective as specified in a written notice thereof to the Executive in accordance with the terms hereof, shall have the right to terminate the Executive's employment hereunder at any time during the Term hereof, but only for Cause (as defined herein) or on account of the Executive's death or Permanent Disability (as defined herein) as of the date of such death or Permanent Disability.

            (i) "Cause" shall mean (A) the Executive's willful and continued failure substantially to perform his material duties with the Employers, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Bank or Regent, in each case, after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects (B) fraud, breach of corporate opportunity, dishonesty, misappropriation or other intentional material damage to the property or business of the Bank or Regent by the Executive, (C) the Executive's repeated absences other than for physical or mental impairment or illness, (D) the Executive's admission or conviction of, or plea of nolo contendere to, any felony that, in the reasonable judgment of the Boards, adversely affects the Bank's or Regent's reputation or the Executive's ability to carry out his obligations under this Agreement or (E) the Executive's non-compliance with the provisions of paragraphs 2(b) or 6(b) hereof after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-compliance. Notwithstanding the foregoing, the Employers may not terminate the Executive's employment hereunder for Cause unless the Executive is given (A) written notice, in accordance with the By-laws of the Employers, of a special meeting of the Boards to consider the termination of the Executive's employment hereunder for Cause and (B) the opportunity for the Executive to address such special meeting.

            (ii) "Permanent Disability" shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period of 150 consecutive days, provided, however, that in order to terminate the Executive's employment hereunder on account of Permanent Disability, the Employers must provide the Executive with written notice of the Boards' good faith determination to terminate the Executive's employment hereunder for reason of Permanent Disability not less than 30 days prior to such termination which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3 hereof. No termination of this Agreement because of the Permanent Disability of the Executive shall impair any rights of the Executive under any disability insurance policy maintained by the Employers at the commencement of the aforesaid 150-day period.

        (d) The Executive shall have the right to terminate his employment hereunder at any time during the Term hereof for Good Reason or in the event a Change in Control occurs. As used herein:

            (i) "Good Reason" shall mean the Executive's Position or the scope of the Executive's authority, duties or responsibilities are materially diminished without the Executive's written consent, excluding for this purpose any action not taken by the Employers in bad faith and which is remedied by the Employers promptly following written notice thereof from the Executive to the Employers; (B) a material breach by either Employer of its respective obligations to the Executive under this Agreement which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days (except in the case of a payment default for which the cure period shall be 10 days), in each case following written notice thereof from the Executive to the Employers, (C) any termination of the Executive's employment hereunder without Cause or (D) any failure of the shareholders of Regent to elect the Executive as a director of Regent but only if such failure occurs because the members of the Boards did not vote all shares of Regent Common Stock and Regent Preferred Stock beneficially owned by them for the election of the Executive; and

            (ii) "Change of Control" shall mean (A) the acquisition of shares of Regent (or of the Bank if the Bank is a successor to Regent) by any "person" or "group" (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended) in a transaction or series of transactions, but excluding any exchange of Common Stock of the Bank for Common Stock of Regent, that result in such person or group directly or indirectly first owning beneficially more than 35% of Regent's Common Stock (or of the Bank if the Bank is a successor to Regent) after the date of this Agreement, (B) the consummation of a merger or other business combination after which the holders of voting capital stock of Regent and the Bank do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Bank, but excluding therefrom the sale and reinvestment of the Bank's investment portfolio or (C) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a "Transaction"), other than a Transaction between the Bank and Regent, the persons who constituted a majority of the members of the Boards on the Effective Date and persons whose election as members of the Boards was approved by such members then still in office or whose election was previously so approved after the Effective Date, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Boards then in office. A Transaction constituting a Change in Control shall only be deemed to have occurred upon the closing of the Transaction.

        (e) (i) If (A) the Employers terminate the Executive's employment hereunder for any reason other than for Cause or fail to renew this Agreement for any reason other than for Cause and such termination or failure occurs as of a date that is within 270 days preceding or within 180 days after the consummation of a Change in Control (such 270-day period and such 180-day period being hereinafter collectively referred to as a "Change in Control Period"),
(B) this Agreement is terminated as a result of the death or Permanent Disability of the Executive effective as of a date within a Change of Control Period, (C) the Executive terminates his employment hereunder for Good Reason effective as of a date within a Change in Control Period or (D) the Executive terminates his employment hereunder within 180 days after the consummation of a Change in Control, the Employers shall pay to the Executive or his Estate promptly after the event giving rise to such payment occurs an amount equal to the sum of (x) (1) the Executive's Base Salary (as defined herein) accrued through the date of termination of the Executive's employment hereunder, (2) any Bonus (as defined herein) required to be paid to the Executive pursuant to paragraph 3(b) hereof, (3) any amount in respect of excise taxes required to be paid to the Executive pursuant to paragraph 2(f) hereof and (4) the present value of all other rights and benefits available to the Executive under employee compensation and benefit arrangements of Regent or the Bank in which the Executive was a participant on the effective date of termination, determined in accordance with the terms and conditions of such arrangements, with such payments, rights and benefits described in clauses (x)(1), (x)(2), (x)(3) and
(x)(4) hereof being collectively referred to herein as the "Accrued Obligations" and (y) a severance payment equal to 2.99 times the sum of (1) the Executive's annual Base Salary as of the effective date of termination of the Executive's employment hereunder and (2) the maximum Bonus earned by the Executive pursuant to paragraph 3(b) hereof for the year in which such termination is effective.

            (ii) If (A) the Employers terminate the Executive's employment hereunder for any reason other than for Cause effective as of a date that is not within a Change in Control Period or (B) the Executive terminates his employment hereunder for Good Reason effective as of a date that is not within a Change in Control Period, the Employers shall pay the Executive an amount equal to the sum of (w) the Accrued Obligations, (x) the amount of Base Salary the Executive would have received had he remained employed hereunder during the period (the

"Subsequent Period") from the date of his termination through the later of April 13, 2000 if such termination occurs during the first two years of the Initial Term or the first April 13 occurring at least 90 days after the date of such termination if such termination occurs after the first two years of the Initial Term, (y) if the date of such termination occurs during the First Year (as defined herein), the sum of $50,000 less the amount of Bonus (up to $50,000), if any, payable to the Executive with respect to the First Year and (z) an amount equal to the aggregate premiums that would be payable by the Executive to maintain in effect throughout the Subsequent Period (assuming no increase in insurance premium rates) the same medical, health, disability and life insurance coverage provided to the Executive by the Employers immediately prior to the date of such termination.

            (iii) If (A) the Employers terminate the Executive's employment hereunder for Cause, (B) the Executive terminates his employment hereunder for any reason other than Good Reason, his death or Permanent Disability or (C) this Agreement is terminated as a result of the death or Permanent Disability of the Executive effective as of a date that is not within a Change in Control Period, the sole obligation of the Employers shall be to pay the Accrued Obligations to the Executive.

        (f) Excise Taxes. In the event that the independent public accountants of either of the Employers or the Internal Revenue Service determines that any payment, coverage or benefit provided to the Executive pursuant hereto is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereof or any interest or penalties incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Employers, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of Excise Tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by the Executive, determined without regard to any payments made to the Executive pursuant to this paragraph 2(f), and dividing the product so obtained by the amount obtained by subtracting the aggregate local, state and federal income and FICA and health insurance taxes applicable to the receipt by the Executive of the "excess parachute payment" and taking into account the deductibility for federal income tax purposes of the payment of state and local income taxes thereon (as affected by those provisions of the Code which act to reduce the deductibility of itemized deductions), from the amount obtained by subtracting from 1.00 the rate of Excise Tax then imposed by
Section 4999 of the Code, it being the intention of the parties hereto that the Executive's net after tax position (after taking into account any interest or penalties imposed with respect to such taxes) upon the receipt of the payments provided for by this Agreement be no less advantageous to the Executive than the net after tax position to the Executive that would have obtained had Sections 280G and 4999 of the Code not been applicable to such payment.

        (g) Any notice of termination of this Agreement by the Employers to the Executive or by the Executive to the Employers shall be given in accordance with the provisions of paragraph 10 hereof.

        (h) The Employers agree to reimburse the Executive for the reasonable fees and expenses of the Executive's attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

     2. Duties of the Executive. (a) Subject to the ultimate control and discretion of the Boards, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of the Bank and Regent or from time to time by the Boards consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Bank and Regent and the duties of the Executive hereunder, the duties of the Executive shall be performed in the greater Philadelphia, Pennsylvania metropolitan area.

        (b) The Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and, during the term of his employment hereunder, the Executive shall not engage in any other business enterprise which requires any significant amount of the Executive's personal time or attention, unless granted the prior permission of the Boards. The foregoing provision shall not prevent the Executive's purchase, ownership or sale of any interest in, or the Executive's engaging (but not to exceed an average of five hours per week) in, any business which does not compete with the business of the Bank or Regent, the Executive's taking actions permitted by paragraph 6(b) hereof or the Executive's involvement in charitable or community activities, provided, that the time and attention which the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties hereunder and that a material portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within the Bank's market area.

        (c) The Executive shall be entitled to 30 days of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Bank shall mutually determine. Unused days of vacation may not be carried over from year to year or received in cash.

     3. Compensation. For all services to be rendered by the Executive hereunder:

        (a) Base Salary. The Employers shall pay the Executive a base salary (the "Base Salary") at an annual rate of (i) Two Hundred Thousand Dollars ($200,000) during the first 12 months of the Initial Term (the "First Year"),
(ii) Two Hundred and Thirty Thousand Dollars ($230,000) during the second 12 months of the Initial Term (the "Second Year"), (iii) Two Hundred and Sixty-Four Thousand Five

Hundred Dollars ($264,500) during the third 12 months of the Initial Term (the "Third Year") and (iv) during each Renewal Term, not less than Two Hundred and Sixty-Four Thousand Five Hundred Dollars ($264,500), plus such other compensation as may, from time to time, be determined by the Employers. Such salary and other compensation shall be payable in accordance with the Employers' normal payroll practices as in effect from time to time.

        (b) Annual Bonus. The Employers agree that during the Initial Term, the Executive shall receive an annual bonus (the "Bonus") payable in cash equal to a percentage of his annual Base Salary upon satisfaction of the objectives specified in this paragraph 3(b) for the period specified. After the Initial Term, the Executive shall receive, upon satisfaction of Board-approved objectives, such Bonuses as may be fixed by the Boards.

            (i) For the First Year, the Executive shall be entitled to receive a Bonus equal to:

                  (A) 25% of the Executive's annual Base Salary for the First Year if either (x) (i) the written agreement (the "Regulatory Agreement"), dated October 10, 1996, between the Bank and the Office of the Comptroller of the Currency (the "OCC") is terminated by the OCC not later than March 31, 1998 and
(ii) the OCC field examiner shall have recommended (the "Recommendation") that the Bank's CAMEL rating be increased to not less than 2 as of the conclusion of the OCC's examination of the Bank most recently preceding March 31, 1998 or (y) Regent's consolidated return on average stockholders' equity ("Regent's ROE") for the twelve-month period ending March 31, 1998, equals or exceeds 10%; or

                  (B) 50% of the Executive's annual Base Salary for the First Year if either (x) (i) the Regulatory Agreement is terminated by the OCC not later than March 31, 1998, (ii) the Recommendation has been made and (iii) Regent's ROE for the twelve-month period ending March 31, 1998 equals or exceeds 10%, or (y) the Market Value (as defined herein) of the outstanding Common Stock of Regent plus any outstanding Common Stock of the Bank that is by its terms exchangeable for Common Stock of Regent as of March 31, 1998 equals or exceeds $22.5 million, or if the Bank realizes its deferred tax asset of $1.3 million during the twelve-month period ending March 31, 1998, $23.8 million; or

                  (C) zero if none of the objectives set forth in the foregoing clauses (i)(A) or (i)(B) are satisfied.

            (ii) For the Second Year, the Executive shall be entitled to receive a Bonus equal to:

                  (A) 25% of the Executive's annual Base Salary for the Second Year if Regent's ROE for the twelve-month period ending March 31, 1999 equals 13%, and if Regent's ROE for the twelve-month period ending March 31, 1999 exceeds 13%, an additional bonus equal to 5% of the Executive's annual Base Salary for the Second Year, but not to exceed 50% of such annual Base Salary for the Second

Year, for every 0.5% increment by which Regent's ROE for the twelve-month period ending March 31, 1999 exceeds 13%; or

                  (B) 50% of the Executive's annual Base Salary for the Second Year if the Market Value of the outstanding Common Stock of Regent plus the outstanding Common Stock of the Bank that by its terms is exchangeable for Common Stock of Regent as of March 31, 1999 equals or exceeds $28.5 million, or if the Bank realized its deferred tax asset of $1.3 million during the twelve-month period ending March 31, 1998, $29.8 million; or

                  (C) zero if none of the objectives set forth in the foregoing clauses (ii)(A) or (ii)(B) are satisfied.

            (iii) For the Third Year, the Executive shall be entitled to receive a Bonus equal to:

                  (A) 25% of the Executive's annual Base Salary for the Third Year if Regent's ROE for the twelve-month period ending March 31, 2000 is equal to 13%, and if Regent's ROE for the twelve-month period ending March 31, 2000 exceeds 13%, an additional bonus of 5% of the Executive's annual Base Salary for the Third Year, but not to exceed 50% of such annual Base Salary, for every 0.5% increment by which Regent's ROE for the twelve-month period ending March 31, 2000 exceeds 13%; or

                  (B) 50% of the Executive's annual Base Salary for the Third Year if the Market Value of the outstanding Common Stock of Regent plus the outstanding Common Stock of the Bank that by its terms is exchangeable for Common Stock of Regent as of March 31, 2000 equals or exceeds $35 million, or if the Bank realized its deferred tax asset of $1.3 million during the twelve-month period ending March 31, 1998, $36.3 million; or

                  (C) zero if none of the objectives set forth in the foregoing clauses (iii)(A) or (iii)(B) are satisfied.

            (iv) In the event this Agreement is terminated for any reason during the First Year on any date other than the last day of the First Year, (A) the Executive's eligibility for a Bonus pursuant to paragraph 3(b)(i) hereof shall be determined by (x) substituting the date of termination for March 31, 1998 each time that such date appears in paragraph 3(b)(i) hereof and (y) determining the status of the Regulatory Agreement and the Recommendation and the Market Value as of the date of such termination; and (B) if the Executive is eligible for such Bonus, the amount of such Bonus shall be the amount determined pursuant to paragraph 3(b)(i) hereof multiplied by a fraction, the numerator of which shall be the number of days from April 1, 1997 through the date of such termination and the denominator of which shall be 365.

            (v) In the event this Agreement is terminated for any reason during the Second Year on any date other than the last day of the Second Year, (A) the Executive's eligibility for a Bonus pursuant to paragraph 3(b)(ii) hereof shall be determined by (x) substituting the phrase "Regent's ROE, calculated on an annualized basis, for the period commencing on April 1, 1998 and ending on the date of termination of the Executive's employment hereunder" for the phrase "Regent's ROE for the twelve-month period ending March 31, 1999" each time that such phrase appears in paragraph 3(b)(ii) hereof and (y) analyzing the Market Value as of the date of such termination; and (B) if the Executive is eligible for such Bonus, the amount of such Bonus shall be the amount determined pursuant to paragraph 3(b)(ii) hereof multiplied by a fraction, the numerator of which shall be the number of days from April 1, 1998 through the date of such termination and the denominator of which shall be 365.

            (vi) In the event that this Agreement is terminated for any reason during the Third Year on any date other than the last day of the Third Year, then (A) the Executive's eligibility for a Bonus pursuant to paragraph 3(b)(iii) hereof shall be determined by (x) substituting the phrase "Regent's ROE, calculated on an annualized basis, for the period commencing on April 1, 1999 and ending on the date of termination of the Executive's employment hereunder" for the phrase "Regent's ROE for the twelve-month period ending March 31, 2000" each time that such phrase appears in paragraph 3(b)(iii) hereof and (y) analyzing the Market Value as of the date of such termination; and (B) if the Executive is eligible for such Bonus, the amount of such Bonus shall be the amount determined pursuant to paragraph 3(b)(iii) hereof multiplied by a fraction, the numerator of which shall be the number of days from April 1, 1999 through the date of such termination and the denominator of which shall be 365.

            (vii) The "Market Value" of one share of Common Stock of Regent as of any date shall mean the average of the closing bid price of one share of Common Stock of Regent for the 20 consecutive business days ending no more than five business days before the date in question, as adjusted for any stock dividends, split, combination or reclassification that took effect during such 20-business day period, or, in case no sales took place on any day in question, the average of the last bid and asked prices on such day, in either case on the principal national securities exchange on which the Common Stock of Regent is listed or admitted to trading, which shall include the Nasdaq National Market System ("Nasdaq NMS"), or if the Common Stock of Regent is not listed or admitted for trading on any such exchange or Nasdaq NMS on any day in question, then such price as shall be equal to the last bid price quoted on the National Association of Securities Dealers Automated Quotations System ("Nasdaq") on such day, or, if, on any day in question, the Common Stock of Regent shall not be quoted on Nasdaq, then such price shall be equal to the last reported bid price on such day as reported by the National Quotation Bureau, Inc. ("NQB") or any similar reputable quotation and reporting service if such quotation is not reported by NQB; provided, however, that if the Common Stock of Regent is not traded in such manner that the quotations referred to in this clause (vii) are available for the period required hereunder, the "Market Value" shall mean the product of the book value per share of Common Stock of Regent as of such date multiplied by 1.5%. Any computation of Market Value for purposes of this paragraph 3(b) shall be determined on the assumption that all shares of Common Stock of the Bank issued in the

Private Placement (as defined herein) shall have been exchanged for Common Stock of Regent.

            (viii) Any Bonus payable to the Executive pursuant to paragraphs 3(b)(i), 3(b)(ii) or 3(b)(iii) hereof shall be paid by the Employers to the Executive within 30 days following the last day of the First Year, the Second Year or the Third Year, as the case may be. Any Bonus payable to the Executive pursuant to paragraphs 3(b)(iv), 3(b)(v) or 3(b)(vi) hereof shall be paid by the Employers to the Executive within 30 days following the date of termination of the Executive's employment hereunder.

        (c) Additional Bonus. In addition to the base salary stated in paragraph 3(a) hereof, upon the Effective Date, the Employers shall pay to the Executive additional cash compensation in the amount of $50,000 (the "Additional Compensation"). If the Executive voluntarily terminates his employment with the Employers during the first year of the Initial Term otherwise than because of Good Reason, a Change in Control or the Executive's death or Permanent Disability, the Executive or his estate, as the case may be, shall pay to the Employers not later than 30 days after the date of such termination, an amount equal to the product of (i) the amount of the Additional Compensation, as reduced by all federal, state and local income and employment taxes paid or payable on the Additional Compensation by or on behalf of the Executive and (ii) a fraction, the numerator of which is the number of days between the day after such termination and the date which is one year after the date hereof, and the denominator of which is 365. If the Employers terminate the Executive's employment hereunder for Cause during the First Year, not later than 30 days after the date of such termination, the Executive shall pay to the Employers the full amount of such Additional Compensation.

        (d) Stock Options. Upon the later of the Effective Date or the date on which the Bank shall have received not less than $6,000,000 in gross proceeds from a private placement (the "Private Placement") of Common Stock of the Bank for which Keefe, Bruyette & Woods, Inc. shall have acted as the Bank's placement agent, Regent shall grant the Executive options, which shall be non-qualified stock options, to purchase an aggregate of 150,000 shares of Regent's Common Stock exercisable at the closing bid price of one share of Regent Common Stock as reported by Nasdaq on the date of such grant. Such options shall have the following principal terms:

            (i) Such options shall be exercisable for a period of five years from the date hereof in installments as follows:

                   (a) 50,000 shares on or after the first anniversary of the Effective Date;

                   (b) 50,000 shares on or after the second anniversary of the Effective Date; and

            (c) 50,000 shares on or after the tenth business day preceding the third anniversary of the Effective Date;

            (ii) the options shall become immediately exercisable and remain exercisable for the remainder of their term in the event of (A) a Change in Control, (B) a termination of this Agreement by the Employers without Cause or
(C) a termination of this Agreement by the Executive for Good Reason;

            (iii) the options shall terminate immediately in the event of a termination of this Agreement by the Employers for Cause or (B) a termination of this Agreement by the Executive without Good Reason;

            (iv) the options shall remain exercisable until the earlier of the expiration of their term or three years after the termination of this Agreement by the Employers because of the Executive's death or Permanent Disability and the options shall become immediately exercisable if such termination occurs during the 270 days preceding consummation of a Change in Control;

            (v) the options shall be transferable by gift to members of the Executive's family or to entities controlled by such family members or by will or by the laws of descent and distribution;

            (vi) the options shall be subject to customary anti-dilution adjustments as to the exercise price and the number of shares purchasable in the event Regent issues its Common Stock at a price less than the then prevailing market value thereof, as determined by Keefe, Bruyette & Woods, Inc.;

            (vii) if Regent adopts an option plan for its employees that provides for terms more favorable to the optionees thereunder than the term of the options to be granted to the Executive, then, in such event, the term of the options to be granted to the Executive shall be amended so that the terms thereof incorporate such more favorable terms of such option plan; and

            (viii) promptly following the grant of the options contemplated hereby to the Executive, Regent shall file a Form S-8 registration statement with respect thereto with the Securities and Exchange Commission and shall use its best efforts to cause such registration statement to remain effective for as long as any of the options granted to the Executive remain exercisable.

        (e) Housing Allowance. In connection with the Executive's establishment of a residence in the Philadelphia, Pennsylvania area, the Employers agree to reimburse the Executive up to $4,000 per month for housing expenses during the Term.

        (f) Other Benefits. From and after the date hereof and throughout the
Term:

            (i) the Employers shall provide the Executive with an automobile at the Employers' sole cost and expense. Such automobile shall be owned or leased by Regent or the Bank and shall be a Mercedes-Benz E420 or a substantially equivalent automobile acceptable to the Executive and shall be replaced every two years or every

60,000 miles, whichever first occurs. The Employers shall bear all gas, insurance, repairs, maintenance and other operating expenses for the automobile. To the extent any of such benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

            (ii) The Employers will pay the annual dues for the Executive's membership in tennis and fitness clubs up to an annual maximum of $10,000. In addition, the Employers shall pay any reasonable club usage charges related to the Employers' business upon submission by the Executive of appropriate verifying information. The Employers shall also pay any bond, admission or initiation fee which may be required for membership, up to a maximum of $5,000, provided however that upon refund to the Executive of all or any portion of such bond, admission or initiation fee, the refunded amount shall be promptly remitted by the Executive to the Employers to the extent such bond or fee had been paid by the Employers. The Employers shall also provide the Executive with access to luncheon and dinner clubs reasonably designated by the Executive in the Philadelphia, Pennsylvania area for the purpose of enabling the Executive to entertain customers of the Employers, and the Employers shall pay any reasonable club usage charges related to the Employers' business upon submission by the Executive of appropriate verifying information.

            (iii) The compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive's employment hereunder or thereafter, to participate in and receive benefits from or under any benefit plans the Employers may in their discretion establish for their employees or executives.

     4. Expenses. The Employers shall promptly reimburse the Executive for (a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, upon presentation of expense vouchers or other appropriate documentation therefor,
(b) all reasonable expenses incurred by the Executive since February 1, 1997 in establishing a residence in the Philadelphia, Pennsylvania area, including, without limitation, travel, moving and relocation expenses, (c) professional fees and disbursements, up to a maximum of $7,500, incurred by the Executive in connection with the preparation, negotiation and execution of this Agreement,
(d) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term and (e) the costs of a personal computer, fax machine and home security system for the Executive's residence in the Philadelphia, Pennsylvania area.

     5. Indemnification. The Employers shall indemnify the Executive, to the fullest extent permitted by law, for any and all liabilities to which the Executive or his Estate may be subject as a result of, in connection with or arising out of his service as an employee, an officer or a director of the Employers hereunder or his service as an employee, officer or director of another enterprise at the request of Regent or the Bank, as well as the costs and expenses (including attorneys' fees) of any legal action brought or threatened to be brought against him or the Employers as a result of, in connection with or arising out of such employment. The Employers will advance professional fees and disbursements to the Executive in connection with any such legal action, provided the Executive delivers to the Employers his undertaking to repay any expenses so advanced in the event it is ultimately determined that the Executive is not entitled to indemnification against such expenses. Expenses reasonably incurred by the Executive in successfully establishing the right to indemnification or advancement of expenses, in whole or in part, pursuant to this paragraph 5, shall also be indemnified by the Employers. The Executive shall be entitled to the full protection of any insurance policies which the Employers may elect to maintain generally for the benefit of their respective directors and officers. The rights granted under this paragraph 5 shall survive the termination of this Agreement.

     6. Confidential Information. (a) The Executive understands that in the course of his employment by the Employers, the Executive will receive confidential information concerning the business of the Employers, and which the Employers desire to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employers reveal to anyone outside the Bank or Regent, or use for his own benefit, any such information that has been designated as confidential by the Employers or understood by the Executive to be confidential, without specific written authorization by the Employers. Upon termination of this Agreement at the request of the Employers, the Executive shall promptly deliver to the Employers any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employers and all other written materials furnished to and retained by the Executive by the Employers for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

        (b) During the Executive's employment with the Employers, the Executive shall not be engaged as an officer, director or employee of, or in any way be associated in a management or ownership capacity with, any corporation or other entity that has its corporate headquarters within a 50-mile radius of Philadelphia, Pennsylvania and conducts a business in competition with the business of the Bank or Regent during the Term, provided, however, that the Executive may own not more than 4.99% of the outstanding securities, or equivalent equity interests, of any class of any corporation or other entity which is in competition with the business of the Bank or Regent, which securities are listed on a national securities exchange or traded in the over-the-counter market.

     7. Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employers or his performance of the terms of this Agreement.

     8. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employers and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

     9. Assignability. The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of the Employers hereunder may be assigned by the Employers, whether by operation of law or otherwise, without the Executive's prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employers and their permitted successors and assigns hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

     10. Notice. Any notice which may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate, provided that a photocopy of such notice is dispatched at the same time as the notice is mailed. Copies of such notices also shall be sent to the Employers' counsel, attention:
Frederick W. Dreher, Esq., Duane, Morris & Heckscher, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103-7396 (telecopier no.: 215-979-1213) and to the Executive's counsel, attention: Peter H. Ehrenberg, Esq., Lowenstein, Sandler, Kohl, Fisher & Boylan, 65 Livingston Avenue, Roseland, NJ 07068-1791 (telecopier no.: 201-992-5820), as the case may be.

     11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 hereof were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 hereof and to enforce specifically the terms and provisions of paragraph 6 hereof, this being in addition to any other remedy to which any party is entitled at law or in equity.

     12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive's heirs, executors, administrators and legal representatives and the permitted transferees of the options to be granted to the Executive) any rights or remedies of any nature under or by reason of this Agreement.

     13. Successor Liability. The Employers shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.

     14. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

     15. Arbitration. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to the Boards in an effort to resolve such dispute without resort to arbitration, and provided, further, that the Boards shall have a period of 60 days within which to respond to Executive's submitted dispute, and if the Boards fail to respond within said time, or the Executive's dispute is not resolved, the matter may then be submitted for arbitration.

     16. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

     17. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 17 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled hereto.

     18. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

     19. Survival of Benefits. Any provision of this Agreement which provides a benefit to the Executive and which by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employers until such time as such benefits are paid in full to the Executive or his Estate.

     20. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            REGENT BANCSHARES CORP.


                                            By: /s/ David W. Ring
                                                -------------------------------
                                                David W. Ring,
                                                Chairman of the Board



                                            REGENT NATIONAL BANK


                                            By: /s/ John J. Lyons
                                                -------------------------------
                                                John J. Lyons,
                                                President


                                            /s/ Robert B. Goldstein
                                            -----------------------------------
                                            Robert B. Goldstein